UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2011

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)

495A South Fairview Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(805) 967-7611

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2011, the Board of Directors (the “Board”) of Deckers Outdoor Corporation (the “Company”) increased the size of the Board from eight to nine members, which is within the range authorized under the Company’s Bylaws.  At the same time, the Board elected Michael F. Devine, III to fill the vacancy created by the increase in the number of directors constituting the Board.  In connection with Mr. Devine’s election to the Board, the Board and the Corporate Governance and Nominating Committee considered Mr. Devine’s extensive experience and financial leadership.

Mr. Devine currently is Executive Vice President and Chief Financial Officer of Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories.  He recently announced his retirement from this position, effective August 2011.  In addition, he currently chairs the audit committee of Express, Inc. (NYSE:EXPR) and is on the audit committee of Nutrisystems, Inc.  (NASDAQ: NTRI).

Mr. Devine is eligible to participate in all compensation plans applicable to non-employee members of the Board, as previously approved by the Board.  Mr. Devine also entered into an Indemnification Agreement with the Company in the form previously approved by the Board.

There are no arrangements or understandings known to the Company between Mr. Devine and any other person pursuant to which Mr. Devine was appointed to the Board.  Mr. Devine has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Devine is furnished hereto as Exhibit 99.1.  The information in the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

	Exhibit No.	Description
	99.1	Press release, dated March 7, 2011

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deckers Outdoor Corporation

Date:	March 7, 2011	/s/ Thomas A. George
Thomas A. George, Chief Financial Officer